UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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Your vote matters BlackRock ESG Capital Allocation
Term Trust (NYSE: ECAT)
Outperformance1 #1 Performing Fund in Peer Group in 2023 32%
Return on market price in 2023 Monthly distributions1
10.4% Yield on market price
8X Higher Distributions than US Equities2
The future of your long-term investment depends on you
At this year’s upcoming Annual Meeting on June 26, we are asking all ECAT shareholders to make their voices heard and protect their investment. An activist hedge fund, Saba Capital Management L.P. (“Saba”), is trying to fire BlackRock as your Fund’s investment advisor and take control of a majority of the Board, which may potentially change your Fund’s strategy and its ability to deliver the consistent, stable income you rely on.
Vote on the enclosed white proxy card today:
“FOR” BlackRock Board nominees
“AGAINST” Saba’s proposal to terminate the investment management agreement
BlackRock brings best-in-class expertise and deep experience as investment advisor
Rick Rieder, ECAT’s lead portfolio manager was named Morningstar’s Outstanding Portfolio Manager of the Year in 2023. ECAT leverages a global team of over 450 dedicated investment professionals across the globe with experience investing across stocks, bonds, private markets and derivatives
Access to private markets with no performance fees and simplified tax reporting
Voluntarily repurchased over $54 million of shares, adding approximately $11 million to ECAT’s net asset value since inception3
1. Morningstar data as of March 31, 2024. Peer group reflects the Morningstar Closed-End Tactical Allocation category
2. Morningstar data as of March 31, 2024; US Equities are represented by the dividend yield of the S&P 500 Index
3. BlackRock data as of March 31, 2024
BlackRock®

Your Board is under attack by a self-serving activist hedge fund.
Protect your long-term investment by voting for your board-recommended nominees on the enclosed white card
Your BlackRock Board nominees up for election
Cynthia L. Egan Former President of Retirement Plan Services at T. Rowe Price Group. Board Chair for The Hanover Insurance Group and Lead Independent Director for Huntsman Corporation
Catherine A. Lynch, CFA Former Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment. Board Director for PennyMac Mortgage Investment Trust
Lt Gen Stayce D. Harris Retired Lieutenant General, Former Inspector General, Office of the Secretary of the U.S. Air Force. Board Director for The Boeing Company Lorenzo A. Flores
Chief Financial Officer at Intel Foundry. Former Vice Chairman at Kioxia, Inc. Former Chief Financial Officer and Corporate Controller at Xilinx, Inc. R. Glenn Hubbard Former Chairman of the U.S. Council of Economic Advisers of the President of the United States. Dean Emeritus of Columbia Graduate Business School. Professor of Finance and Economics
W. Carl Kester Professor of Business Administration, Emeritus at Harvard Business School. Professor and author in finance, expert in corporate finance and corporate governance John M. Perlowski President and Chief Executive Officer of BlackRock’s US Retail Mutual Funds Your Board delivers: Experience Actions to protect all shareholders Business & governance expertise Execution for the long term Diversity BlackRock®

Vote for your Trustees on the enclosed white proxy card BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)
Please do NOT send back any proxy card you may receive from Saba
We ask that all shareholders vote on the enclosed white proxy card to preserve your Fund: “FOR” BlackRock Board nominees
“AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock
How do I vote? Vote online
Using the website provided on your enclosed white proxy card and following the simple instructions www.proxyvote.com Vote by phone By calling the toll-free number on your enclosed white proxy card and following the simple instructions
Vote by mail By completing and returning your enclosed white proxy card in the postage paid envelope provided.
If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-8106. BlackRock®

The Fund has adopted a managed distribution plan (a “Plan”) to support a level distribution of income, capital gains and/or return of capital. The fixed amounts distributed per share are subject to change at the discretion of the Fund’s Board of Trustees. Under its Plan, the Fund will distribute all available investment income to its shareholders, consistent with its investment objectives and as required by the Internal Revenue Code of 1986, as amended. If sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return capital to its shareholders in order to maintain a level distribution.
The Fund’s estimated sources of the distributions paid this month and for its current fiscal year are as follows:
Estimated Allocations as of March 28, 2024
Net Realized Short- Net Realized Long-Term
Fund Distribution Net Income Return of Capital Term Gains Gains
ECAT1 $0.150000 $0 (0%) $0 (0%) $0 (0%) $0.150000 (100%)
Estimated Allocations for the fiscal year through March 28, 2024
Net Realized Short-Term Net Realized Long-Term
Fund Distribution Net Income Return of Capital Gains Gains
ECAT1 $0.450000 $0.000000 (0%) $0 (0%) $0 (0%) $0.450000 (100%)
1The Fund estimates that it has distributed more than its income and net-realized capital gains in the current fiscal year; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the shareholder’s investment is paid back to the shareholder. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’. When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.
The amounts and sources of distributions reported are only estimates and are being provided to you pursuant to regulatory requirements and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes. Fund Performance and Distribution Rate Information:
Average annual total return (in relation to Annualized current distribution Cumulative total return (in Cumulative fiscal year Fund NAV) for the 5-year rate expressed as a percentage relation to NAV) for the fiscal distributions as a percentage of period ending on of NAV as of 2/29/2024 year through 2/29/2024 NAV as of 2/29/2024 2/29/2024 ECAT* 5.48% 9.66% 5.12% 1.61%
* Fund launched within the past 5 years; the performance and distribution rate information presented for the Fund reflects data from inception to 2/29/2024. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.
May 2024 | BlackRock ESG Capital Allocation Term Trust (ECAT)
Not FDIC Insured • May Lose Value • No Bank Guarantee
ECAT_2024_FL1
BlackRock®